Exhibit 3.19.2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

ET COQUINA I, L.L.C.

It is hereby certified that:

1. The name of the limited liability company (the “Limited Liability Company”) is ET Coquina I, L.L.C.

2. The certificate of formation of the Limited Liability Company is hereby amended by striking out Article 1 and by substituting in lieu thereof the following new Article l:

“1.	The name of the Limited Liability Company is ET Lehigh, LLC (the “LLC”)”.

3. The effective time of the amendment herein certified shall be upon the acceptance of this certificate of amendment by the Secretary of State of the State of Delaware.

Executed on January 24, 2001

ET COQUINA I, L.L.C.

BY:	EdlerTrust Operating Limited Partnership,
Authorized Agent

	By:	ElderTrust, General Partner

		By:	/s/ D. Lee McCreary, Jr.
D. Lee McCreary, Jr.
President and Chief Executive Officer